Filed pursuant to Rule 424(b)(5)

Registration No. 333-249218

PROSPECTUS SUPPLEMENT

(To prospectus dated October 1, 2020)

Up to $3,000,000 Common Shares

This prospectus supplement updates and amends certain information contained in the prospectus supplement dated March 29, 2023, to the prospectus dated October 1, 2020 (collectively, the “Prospectus”), relating to the offer and sale of shares of our common stock through H.C. Wainwright & Co., LLC (“Wainwright”) in “at the market offerings” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, pursuant to the At The Market Offering Agreement with Wainwright dated as of December 20, 2016 (as amended, the “Sales Agreement”).

This prospectus supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Prospectus, including any amendments or supplements thereto.

Our common stock is traded on the NYSE American LLC (“NYSE American”) and on the Toronto Stock Exchange (“TSX”) under the symbol “AUMN.” On June 26, 2023, the last reported sale price of our common shares on the NYSE American was $1.90 per common share and on the TSX was Cdn$2.49 per common share.

Under the March 29, 2023 prospectus supplement, we registered up to $10,000,000 in shares of our common stock, $0.01 par value per share, for offer and sale pursuant to the Sales Agreement, in addition to amounts previously sold under the Prospectus. From March 29, 2023 through the date of this prospectus supplement, we sold an aggregate of 202,617 shares of common stock for an aggregate gross purchase price of $1,201,358 under the Prospectus from that date until the date hereof. As of the date of this prospectus supplement, we are decreasing the amount of common stock that we are offering pursuant to the Sales Agreement, such that we are offering up to an aggregate of $3,000,000 of our common stock for sale under the Sales Agreement from and after the date hereof, not including the shares of common stock previously sold.

Investing in our common shares involves significant risks. Before buying common shares, you should carefully consider the risks described under the caption “Risk Factors” in the documents incorporated by reference into this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is June 28, 2023.